ARTICLES OF CONVERSION
                       OF LJH CORPORATION
                         INTO LJH, LTD.
                               ***
     Pursuant to the provisions of Article 5.17 of the Texas

Business Corporation Act and Section 2.15 of the Texas Revised

Limited Partnership Act, the undersigned converting entity

certifies the Following Articles of Conversion adopted for the purpose of effecting a conversion in accordance with the

provisions of Texas Business Corporation Act and the Texas

Revised Limited Partnership Act.

1. A Plan of Conversion was approved and adopted in accordance with the provisions of Article 5.02 of the Texas Business Corporation Act providing for the conversion of LJH Corporation, a corporation incorporated under the Texas Business Corporation Act to LJH, Ltd., a Texas Limited Partnership. Under the terms of the plan of Conversion, converting entity will be responsible for any franchise taxes owing by LJH Corporation.

2. An executed Plan of conversion is on file at the principal place of business of the converting entity at 2249 South Treadaway Boulevard, Abilene, Texas 79602; and, from and after the conversion, an executed Plan of Conversion will be on file at the principal place of business of converted entity at 2249 South Treadaway Boulevard, Abilene, Texas 79602.

3. A copy of the Plan of Conversion will be furnished by the converting entity (prior to the conversion) or by the converted entity (after the conversion) on written request and without cost to any shareholder or member of the converting entity or the converted entity.

4.   The approval of the Plan of Conversion was duly authorized by all action required by the laws under which LJH Corporation is incorporated and by its constituent documents.  The number of outstanding shares of each class
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     or series of stock of LJH Corporation entitled to vote, with other shares or as a class, on the Plan of Conversion are as follows:

Number of Shares    Class or Series   Number of Shares Entitled
Outstanding                           to Vote as a Class or Series
91,000              Common                        91,000

5. The number of shares, not entitled to vote only as a class, voted for and against the Plan of Conversion, respectively, and if the shares of any class or series are entitled to vote as a class, the number of shares of each such class or series voted for and against the Plan of Conversion, are as follows:

                                                         Number of Shares Entitled
                                                      To Vote as a Class or Series
Total Voted For  Total Voted Against  Class or Series              Vote
 91,000                -0-                Common                  91,000

6.   Two copies of the Certificate of Limited Partnership of LJH,
     Ltd. which is to be created pursuant to the Plan of Conversion are being filed with the Secretary of State with the Articles of Conversion.

7. The conversion will become effective upon the issuance of the Certificate of Conversion by the Secretary of State.


DATED:   July 31, 2000

                                   LJH CORPORATION

                                   By: /s/ Lacy J. Harber
                                   Its President
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